SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of Report - date of earliest event reported):  November 18, 2002

IQUNIVERSE, INC.

(Exact name as specified in its charter)

Minnesota	000-12612	41-1442918
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Riverplace, 65 Main Street SE, Suite 141

Minneapolis, MN 55414

(Address of Principal Executive Office) (Zip code)

Registrant’s telephone number, including area code (612) 676-1436

Item 5.  OTHER EVENTS

                On November 18, 2002, the Company held a Special Shareholders Meeting pursuant to Notice and Proxy mailed October 23, 2002.  At the Special Shareholders Meeting, all proposals set forth in the Proxy Statement were approved by the requisite number of votes required for each.  As a result, the Company will move towards a closing of the acquisition of the assets and certain liabilities of Wireless Ronin Technologies, Inc. (“WRT”), resulting in a reverse merger with WRT.  Closing is still subject to the parties mutual satisfaction with their respective due diligence.

                Following the Special Shareholders Meeting, an informal presentation was made by officers of WRT, in anticipation of a closing, to further acquaint the Company’s shareholders with the products and marketing plans of WRT.  It was announced that WRT has elected to put its primary focus and resources behind a product called RONINCAST™, a visual marketing system for the retail market, which had not been previously described in the Proxy for IQUniverse.  The product, which was demonstrated, is a distributed content management software developed by WRT to control remote devices from a single location to reduce labor costs and errors associated with price updates, promotional displays and marketing content.  Designed to capture and captivate the attention of consumers with Macromedia Flash™ for rapid content generation with rich vivid visuals and powerful presentations at the point of sale.

                WRT also announced that it has hired Mr. Thor Christensen as its new Chief Executive Officer.  Michael Hopkins, the previous CEO has been named Vice President of Operations.

                WRT also noted that the contract with iCount described in the Proxy Statement by IQUniverse was not going forward by mutual agreement due to specification differences and financing issues.

                This report is filed to satisfy Regulation FD to the extent it could be construed as disclosing nonpublic information to be disclosed by Regulation FD Rules 100-103.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned  thereunto duly authorized.

Dated: November 26, 2001

IQUNIVERSE, INC.

By:

/s/ Paul D. Crawford

Paul D. Crawford
Chief Executive Officer